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                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


        This Agreement and Plan of Reorganization ("Agreement") dated __________, 2001 is made and entered into by and between Genetronics Biomedical Ltd., a British Columbia corporation (hereinafter called "Genetronics Canada"), and Genetronics Biomedical Corporation., a Delaware corporation (hereinafter called "Genetronics Delaware").

                                    RECITALS

        A. WHEREAS, the Board of Directors of the Genetronics Canada (the "Board") has previously reviewed the potential benefits and costs associated with a proposed continuation of Genetronics Canada from the Province of British Columbia into the State of Delaware pursuant to the laws of the Province of British Columbia and Section 388 of the Delaware General Corporation Law (such transactions being referred to hereinafter as the "Reorganization") and has authorized the preparation and distribution to the shareholders of Genetronics Canada of materials soliciting approval of the Reorganization at an Extraordinary General Meeting of the shareholders of Genetronics Canada;

        B. WHEREAS, the Board has determined that based on available information, the Reorganization is in the best interests of Genetronics Canada and its shareholders;

        C. WHEREAS, the Board has determined that it is in the best interest of Genetronics Canada that it be continued from the Province of British Columbia into the State of Delaware pursuant to the laws of the Province of British Columbia and Section 388 of the Delaware General Corporation Law;

        D. WHEREAS, the Reorganization will not result in any change to the business or assets, liabilities, net worth or management of Genetronics Canada;

        E. WHEREAS, upon the filing of the Certificate of Domestication with the Secretary of State of the State of Delaware, the current share certificates representing Genetronics Canada common shares will represent an equivalent number of common shares of Genetronics Delaware;

        F. WHEREAS, upon the filing of the Certificate of Domestication, Genetronics Delaware shall assume all debts, contracts, liabilities, duties and other obligations of the Genetronics Canada and shall be vested in all rights with respect to the properties and other assets of the Genetronics Canada, such properties and assets to remain subject to the rights of any creditors against, or liens upon, the properties or assets of the Genetronics Canada that existed immediately before the Reorganization;

        G. WHEREAS, the Board of Genetronics Canada has approved the Reorganization upon the terms and conditions hereinafter set forth and has approved this Agreement; and

        H. WHEREAS, the Reorganization is intended to qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.


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        NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

        1. Incorporation of Recitals. The recitals set forth above are hereby incorporated into this Agreement in their entirety.

        2. Filing of Certificate of Domestication. Upon receipt of necessary shareholder approval and satisfaction of all applicable legal requirements, Genetronics Canada shall file a Certificate of Domestication with the Secretary of State of the State of Delaware whereby the current share certificates representing shares of Genetronics Canada will represent an equivalent number of common shares of Genetronics Delaware without other action by the shareholders.

        3. Certain Effects of Reorganization. Upon filing of the Certificate of Domestication with the Secretary of State of the State of Delaware, Genetronics Delaware shall assume all debt, contracts, liabilities, duties and other obligations of Genetronics Canada and Genetronics Delaware shall be vested in all rights with respect to the properties and other assets of Genetronics Canada, such properties and assets to remain subject to the rights of any creditors against, or liens upon, the properties or assets of Genetronics Canada that exist immediately before the Reorganization.

        4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the other party.

        5. Severability. Each provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

        6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and, when taken together, shall constitute one agreement.

        7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

        8. Headings. The various Article, Section, and Paragraph headings in this Agreement are included herein for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and shall not be considered in interpreting this Agreement.


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        IN WITNESS WHEREOF, this Agreement has been executed by Genetronics
Canada and Genetronics Delaware effective as of the date first above written.


GENETRONICS CANADA

By: _______________________________________

Its: ______________________________________



GENETRONICS DELAWARE

By: _______________________________________

Its: ______________________________________





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